As filed with the Securities and Exchange Commission on June 21, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CATERPILLAR INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	37-0602744 (IRS Employer Identification No.)
5205 N. O’Connor Boulevard, Suite 100 Irving, Texas 75039 (Address of Principal Executive Offices, Including Zip Code)

Caterpillar Inc. 2023 Long-Term Incentive Plan

(Full Title of the Plan)

Suzette M. Long

Chief Legal Officer and General Counsel

Caterpillar Inc.

5205 N. O’Connor Boulevard, Suite 100

Irving, Texas 75039

(972) 891-7700

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 14, 2023, the shareholders of Caterpillar Inc. (“we”, “us”, “our”, the “Company” or the “Registrant”) approved The Caterpillar Inc. 2023 Long-Term Incentive Plan (the “Plan”). As provided in the Plan, 13,000,000 shares (the “New Shares”) of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), are available for issuance thereunder, increased by (i) shares of Common Stock (the “Carryover Shares”) that, as of June 15, 2023 (the “Effective Date”), are available for issuance under the Caterpillar Inc. 2014 Long-Term Incentive Plan (as amended and restated) (the “Existing Plan”), of which there are 29,500,000 shares of Common Stock, and (ii) any shares of Common Stock subject to awards under the Existing Plan that, on or after the Effective Date, are returned to the Existing Plan under its provisions allowing shares to be reused for new grants and which are the same as the provisions contained in the Plan. The purpose of this registration statement on Form S-8 (the “Registration Statement”) is to register the offer and sale of (i) 8,000,000 of the New Shares and (ii) 4,000,000 of the Carryover Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information required by this Item. The documents containing the information required in this Item will be delivered to Plan participants as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information required by this Item. The documents containing the information required in this Item will be delivered to Plan participants as required by Rule 428(b). Such documents are not being filed with the SEC as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant has filed the following documents with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such documents are hereby incorporated by reference in this Registration Statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023;

•	Current Reports on Form 8-K filed on February 2, 2023 and June 20, 2023; and

•	the description of the Common Stock, which is contained in Exhibit 4.16 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information that is furnished but that is deemed not to have been filed) and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereunder will be passed upon for the Registrant by Nicole M. Puza, Associate General Counsel, who is employed by the Registrant. Ms. Puza owns, directly and indirectly, less than 1% of the outstanding shares of the Registrant’s common stock and is eligible to participate in various employee benefit plans of the Registrant, including the Plan.

Item 6. Indemnification of Directors and Officers.

Delaware Law on Indemnification

Section 145 of the Delaware General Corporation law (the “DGCL”) allows us to indemnify directors and officers as well as other employees against expenses (including attorneys’ fees), judgments, fines, and settlement amounts for certain actions or proceedings (other than a “derivative” action by or on behalf of the Company) if they acted in good faith and in the best interests of the Company. If the matter is a criminal proceeding, indemnification would only occur if the individual had no reasonable cause to believe their conduct was unlawful.

A similar standard applies to derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action. If the individual has been found liable to the Company, indemnification requires court approval.

Section 102(b)(7) of the DGCL allows us to provide in our certificate of incorporation that a director or certain specified officers shall not be personally liable to the Company or its shareholders for monetary damages for a breach of fiduciary duty unless the breach: (i) relates to the duty of loyalty; (ii) involves intentional misconduct or knowing violation of law; (iii) involves payment of unlawful dividends, stock purchases or redemptions; or (iv) involves a transaction from which the director derived an improper personal benefit.

Caterpillar Bylaws and Certificate of Incorporation

Under Article V of our bylaws, we agree to indemnify officers and directors to the full extent permitted by Delaware law. In addition, our board of directors may in its discretion indemnify any person other than an officer or director made a party to any action by virtue of their employment with the Company. Article Ninth of our restated certificate of incorporation provides for indemnification of directors consistent with Section 102(b)(7) of the DGCL. We also maintain directors’ and officers’ liability insurance in the amounts and subject to the conditions set forth in those policies.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits filed as part of this Form S-8 are listed on the Exhibit Index immediately following “Item 9. Undertakings”, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; or

iii. to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Caterpillar Inc. effective February 3, 2021 (incorporated by reference from Exhibit 3.2 to the Current Report on Form 8-K filed February 9, 2021)

4.2	Bylaws of Caterpillar Inc., as amended and restated on June 8, 2022 (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed June 14, 2022)

5.1	Opinion of Nicole M. Puza, Associate General Counsel

10.1*	Caterpillar Inc. 2023 Long-Term Incentive Plan (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed June 20, 2023)

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Nicole M. Puza, Associate General Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney (contained in the signature page to this Registration Statement)

107.1	Filing Fee Table

*            Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas on this 21st day of June, 2023.

CATERPILLAR INC.
(Registrant)

/s/ Suzette M. Long
Name: Suzette M. Long
Title: Chief Legal Officer and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Suzette M. Long and Nicole M. Puza, and each of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments, including post-effective amendments, thereto), and any registration statement filed pursuant to Rule 462(b) of the Securities Act in connection with the securities registered hereunder, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

June 21, 2023	/s/ D. James Umpleby III	Chairman of the Board and Chief Executive Officer
D. James Umpleby III

June 21, 2023	/s/ Andrew R.J. Bonfield	Chief Financial Officer
Andrew R.J. Bonfield

June 21, 2023	/s/ William E. Schaupp	Vice President and Chief Accounting Officer
William E. Schaupp

June 21, 2023	/s/ Kelly A. Ayotte	Director
Kelly A. Ayotte

June 21, 2023	/s/ David L. Calhoun	Director
David L. Calhoun

June 21, 2023	/s/ Daniel M. Dickinson	Director
Daniel M. Dickinson

June 21, 2023	/s/ James C. Fish, Jr.	Director
James C. Fish, Jr.

June 21, 2023	/s/ Gerald Johnson	Director
Gerald Johnson

June 21, 2023	/s/ David W. MacLennan	Director
David W. MacLennan

June 21, 2023	/s/ Judith F. Marks	Director
Judith F. Marks

June 21, 2023	/s/ Debra L. Reed-Klages	Presiding Director
Debra L. Reed-Klages

June 21, 2023	/s/ Susan C. Schwab	Director
Susan C. Schwab

June 21, 2023	/s/ Rayford Wilkins, Jr.	Director
Rayford Wilkins, Jr.